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                                                                     EXHIBIT 3.1


                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

                        --------------------------------

        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "KOFAX IMAGE PRODUCTS INC.", CHANGING ITS NAME FROM "KOFAX IMAGE PRODUCTS INC." TO "KOFAX IMAGE PRODUCTS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JANUARY, A.D. 1996, AT 9 O'CLOCK A.M.

        A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.




                                        /s/  EDWARD J. FREEL
                 [SEAL]                 -----------------------------------
                                        Edward J. Freel, Secretary of State


                                        AUTHENTICATION:  7805157
                                                  DATE:  01-26-96

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                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           KOFAX IMAGE PRODUCTS INC.


                      (Pursuant to Sections 242 and 245 of
                     the Delaware General Corporation Law)


         Kofax Image Products Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The present name of the corporation (hereinafter called the "Corporation") is Kofax Image Products Inc., which is the name under which the Corporation was originally incorporated. The original Certificate of Incorporation of the Corporation was filed with Secretary of State of the State of Delaware on August 11, 1995.

         2. This Restated Certificate of Incorporation restates and further amends the original Certificate of Incorporation, as heretofore amended or supplemented.

         3. The Certificate of Incorporation of the Corporation, as heretofore amended or supplemented, is amended and restated hereby to read in full as follows:


                                  "ARTICLE 1.

                 The name of this Corporation is Kofax Image Products, Inc.


                                   ARTICLE 2

                 The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, DE, County of New Castle. The name of the Corporation's registered agent at that address is The Prentice-Hall Corporation System, Inc.


                                   ARTICLE 3

                 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.





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                                   ARTICLE 4

                 A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 45,000,000 shares, consisting of (a) 40,000,000 shares of Common Stock, $.001 par value (the "Common Stock"), and (b) 5,000,000 shares of Preferred Stock, $.001 par value (the "Preferred Stock").

                 B. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                 The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                          (a) The number of shares constituting that series and the distinctive designation of that series;

                          (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                          (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

                          (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                          (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

                          (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.





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                 C.       750,000 of the authorized shares of Preferred Stock
         are hereby designated as "Series A Preferred Stock," 1,117,002 of the authorized shares of Preferred Stock are hereby designated as "Series B Preferred Stock" and 800,000 of the authorized shares of Preferred Stock are hereby designated as "Series C Preferred Stock." The powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, in respect of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are as follows:

         1.      Dividends.

                 (a)      Accrual of Dividends.

                          (i) Dividends on each share of Series A, Series B and Series C Preferred Stock shall accrue on the earlier to occur of
         (A) the date on which such shares is redeemed pursuant to the provisions of Section 3 below, and (B) the date of the liquidation and winding up of the Corporation, (the "Date of Accrual") in an amount equal to the cumulative dividends which would have accrued through such date, if such dividends had accrued cumulatively on a daily basis at the Dividend Rate (as defined below) from and including the issue date to and including the Date of Accrual, less any dividends actually declared and paid by the Corporation on such share prior to the Date of Accrual.

                          (ii) The Dividend Rate for the Series A, Series B and Series C Preferred Stock shall be eight percent (8%) per annum of the per share liquidation preference amount specified in section 2(a) for such series of Preferred.

                 (b) Payment of Dividends. The Corporation shall pay to each holder of Series A, Series B and Series C Preferred Stock on the Date of Accrual with respect to shares held by such holder any and all dividends which have accrued through such date.

                 (c) Distribution of Partial Dividend Payments. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A, Series B and Series C Preferred Stock, such payment shall be distributed among the holders of Series A, Series B and Series C Preferred Stock in proportion to the total dividend amount due to each such holder.

                 (d)      Other Dividends.  Subject to the provisions of
         Section 1(b) hereof, no dividend or other distribution shall be paid, or declared and set apart for payment (other than dividends of Common Stock on the Common Stock of the Corporation) on the shares of any class or series of capital stock of the Corporation unless and until there shall first be declared and paid on each share of the Series A, Series B and Series C Preferred Stock a cash dividend in an amount equal to the cumulative dividends which would have accrued through the record date of such distribution (which shall be a date within at least 30 days of the date of payment of such distribution), if such dividends on the Series A, Series B and Series C Preferred Stock had accrued cumulatively on a daily basis at the





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         Dividend Rate from and including the issue date to and including such record date, less any dividends actually declared and paid prior to said date.

         2.      Liquidation Preference.

                 (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $0.6666667 per share of the Series A Preferred Stock, $1.50 per share of Series B Preferred Stock, and $2.50 per share of Series C Preferred Stock (in each case as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares) plus all declared or accumulated but unpaid dividends on such share for each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then held by them and no more. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among such holders in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                 (b) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preferences with respect to the Preferred Stock as provided in subparagraph (a) of this
         Section 2, the holders of the Common Stock shall be entitled to receive, prior and in preference to any further distribution of any of the assets or surplus funds of the Corporation to the holders of the Preferred Stock by reason of their ownership thereof, an amount equal to $0.10 per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares) plus all declared and unpaid dividends thereon for each share of
         Common Stock then held by them and no more.   Subject to the payment
         in full of the liquidation preferences with respect to the Preferred Stock as provided in subparagraph (a) of this Section 2, if upon the occurrence of such event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

                 (c) After payment to the holders of the Preferred Stock and the Common Stock of the amounts set forth in subparagraphs (a) and
         (b) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C





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         Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then held by them.

                 (d) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, but shall be subject to the provisions of
         Section 6 hereof.

                 (e) Each holder of any outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Corporations Code, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by the employees, directors or consultants of or to the Corporation or any of its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase between the Corporation and any such persons.

         3.      Redemption.

                 (a) Redemption at the Option of the Corporation. The Corporation shall not have the right to call or redeem any shares of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock and the Corporation shall not purchase or otherwise acquire for value any outstanding shares of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock except as provided in Section 3(b) hereof.

                 (b) Redemption at the Option of the Holders. Subject to extension as provided below, from and after January 1, 1993 (the "Redemption Date"), each holder of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, upon the written approval of the holders of at least 50% of the Series A, Series B and Series C Preferred Stock then outstanding (voting as a single class in accordance with the provisions of Section 4 below) may, at its option, require the Corporation to redeem all or a part of the Series A, Series B and Series C Preferred Stock held by it by delivery of a written notice requesting such redemption (the "Redemption Notice"). The foregoing notwithstanding, the holders of at least 50% of the Series A, Series B and Series C Preferred Stock then outstanding (voting as a single class in accordance with the provisions of Section 4 below) may at any time within six months prior to the then applicable Redemption Date, elect by vote or written consent to extend the then applicable Redemption Date to a date specified by such vote or written consent, in which event the then applicable Redemption Date shall be so extended for all purposes herein. The Redemption Date may be extended from time to time pursuant to the foregoing provisions without limitation. In the event of any such extension, the Corporation shall deliver a written notice to all holders of Series A, Series B and Series C Preferred Stock not voting or consenting to the extension of the





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         Redemption Date stating that the Redemption Date has been extended and setting forth the date of extension. Within five days after the receipt of a Redemption Notice, the Corporation shall deliver written notice to all other holders of Series A, Series B and Series C Preferred Stock informing each such holder of (A) the receipt of such Redemption Notice, (B) the date of such receipt, (C) the number of shares of Series A Preferred Stock, Series B Preferred Stock and
         Series C Preferred Stock requested to be redeemed in the Redemption Notice, and (D) the total number of shares of Series A Preferred
         Stock, Series B Preferred Stock and Series C Preferred Stock outstanding as of the date of receipt of the Redemption Notice. Any such holder desiring to have any of its Series A, Series B or Series C Preferred Stock redeemed by the Corporation at such time shall have until thirty (30) days after the date of receipt of the Redemption Notice in which to notify the Corporation of the number of shares of Series A, Series B and/or Series C Preferred Stock which such holder desires the Corporation to redeem. The Corporation shall redeem the number of shares of Series A, Series B and/or Series C Preferred Stock so requested to be redeemed at a purchase price equal to 100% of the liquidation preference (calculated in accordance with Section 2(a) above) of such shares (the "Redemption Price"). The Corporation shall pay for shares redeemed hereunder by delivery of cash in the amount of the Redemption Price pursuant to subparagraph (e) below.

                 (c) Surrender of Stock. On or before the Redemption Date, each holder of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to be redeemed, unless the holder has exercised its rights to convert the shares as provided in Section 5 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder of such shares.

                 (d) Partial Redemption. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders as to the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock requested to be redeemed (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock on any Redemption Date are insufficient to redeem the total number of such shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the number of shares of Common Stock into which their holdings of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock





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         are convertible as of the Redemption Date.  The shares of Series A
         Preferred Stock, Series B Preferred Stock and Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which is has not redeemed.

                 (e) Deposit of Redemption Price. On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares designated for redemption and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess if $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to Section 3(c) above. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 3(e) for the redemption of shares thereafter converted into shares of the Corporation's Common Stock pursuant to
         Section 5 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 3(e) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

         4. Voting Rights. Except as otherwise expressly provided herein or as required by law, the holder of each share of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

         5. Conversion. The holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):





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                 (a)      Right to Convert.

                          (i) Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.6666667 in the case of Series A Preferred Stock, $1.50 in the case of Series B Preferred Stock and $2.50 in the case of Series C Preferred Stock, plus all declared or accumulated but unpaid dividends on each such share, by the then applicable Conversion Price of each such Series of Preferred Stock, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for Series A Preferred Stock (the "Series A Conversion Price") shall be $0.6666667; the initial Conversion Price per share for Series B Preferred Stock (the "Series B Conversion Price") shall be $1.50; and the initial Conversion Price per share for Series C Preferred Stock (the "Series C Conversion Price") shall be $2.50. Such initial Conversion Prices shall be adjusted as hereinafter provided.

                          (ii) Each share of Series A, Series B and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective respective Conversion Price immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act or any successor rule thereto ) at a public offering price (prior to underwriter commissions and expenses) equal to or exceeding $7.50 per share of Common Stock (as presently constituted) and the aggregate proceeds to the Corporation (after deduction for underwriter commissions and offering expenses) of which equal or exceed $10,000,000.

                 (b) Mechanics of Conversion. Before any holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.





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                 (c)      Adjustments to Conversion Price for Diluting Issues.

                          (i)     Special Definitions.  For purposes of this
         Section 5(c), the following definitions apply:

                                  (1)      "Options" shall mean rights,
         options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                  (2)      "Original Issue Date" shall mean the
         date on which a share of Series C Preferred Stock was first issued.

                                  (3)      "Convertible Securities" shall mean
         any evidences or indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                                  (4)      "Additional Shares of Common Stock"
         shall mean all shares of Common Stock issued (or, pursuant to Section 5(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                        (A)     upon conversion of shares of
         Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

                                        (B)     to officers, directors or
         employees of, or consultants to, the Corporation pursuant to any stock purchase plan or arrangement, stock option plan, or other stock incentive plan or agreement approved by the Board of Directors not to exceed 1,250,000 shares (plus any shares subject to an option granted to any such person after the Original Issue Date which can no longer under any circumstances be exercised and plus any shares repurchased by the Corporation after the Original Issue Date from any officer, director or employee of or consultant to the Corporation pursuant to any of the plans or arrangements referred to in this clause (B)); or

                                        (C)     by way of dividend or other
         distribution on shares excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A) or (B) or this clause (C).

                          (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the respective Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Series A, Series B or Series C Preferred Stock.





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
                          (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued with respect to the Series A, Series B or Series C Preferred Stock unless the consideration per share (determined pursuant to Section 5(c)(v) hereof) of such Additional Shares of Common Stock would be less than the respective Series A, Series B or Series C Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                  (1)      no further adjustments in the
         respective Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                  (2)      if such Options or Convertible
         Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the respective Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the respective Conversion Prices shall affect Common Stock previously issued upon conversion of the Series A, Series B or Series C Preferred Stock);

                                  (3)      upon the expiration of any such
         Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the respective Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                        (A)     in the case of Convertible
         Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of





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
         such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                        (B)     in the case of Options for
         Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 5(c)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                  (4)      no readjustment pursuant to clauses
         (2) or (3) above shall have the effect of increasing the Series A, Series B or Series C Conversion Price to an amount which exceeds the lower of (A) such Conversion Price on the original adjustment date, or
         (B) such Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                                  (5)      in the case of any Options which
         expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the respective Conversion Prices shall be made, (except as to shares of Series A, Series B or Series C Preferred Stock converted in such period), until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

                                  (6)      if any such record date shall have
         been fixed and such Options or Convertible Securities are not issued on the date fixed thereof, the adjustment previously made in the respective Conversion Prices which became effective on such record date shall be cancelled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

                          (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(c)(iii) hereof) without consideration or for a consideration per share less than the Series A, Series B or Series C Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series A, Series B or Series C Conversion Price shall be reduced, concurrently with such issue in order to increase the number of shares of Common Stock into which Series A, Series B or Series C

         Preferred Stock is convertible to a price (calculated to the nearest cent) determined by the following formula:

                                                        C
                                                     -----
                          CP(1)  =  CP(0)   x   CS + CP(0)
                                                ----------
                                                CS + AS

                 where:

                          (1) CP(0) = the respective Series A, Series B or Series C Conversion Price in effect on the date of and immediately prior to such issue,

                          (2)     CP(1)  =  the Conversion Price as so
                                  adjusted,

                          (3) CS = the number of shares of Common stock issuable upon conversion of all Preferred Stock outstanding immediately prior to such issuance.

                          (4) C = the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued,

                          (5) AS = the number of such Additional Shares of Common Stock so issued.

         Notwithstanding the foregoing, the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than one cent ($0.01), but any such amount shall be carried forward and deduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate one cent ($0.01) or more.

                          (v) Determination of Consideration. For purposes of this Section 5(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                  (1)      Cash and Property:  Such
         consideration shall:

                                        (A)     insofar as it consists of cash,
         be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                        (B)     insofar as it consists of
         property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                                        (C)     in the event Additional Shares
         of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                                  (2)      Options and Convertible Securities.
         The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                        (A)     the total amount, if any,
         received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                        (B)     the maximum number of shares of
         Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                          (vi) Adjustments for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the respective Conversion Prices in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

                 (d) Other Distributions. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries, other than Additional Shares of Common Stock, then in each such event provisions shall be made so that the holders of Series A, Series B and Series C Preferred Stock shall receive, upon the conversion thereof, the securities of the Corporation which they would have received had their stock been converted into Common Stock on the date of such event.

                 (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B and Series C Preferred Stock against impairment.

                 (f) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series A, Series B and Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, Series B or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the respective Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A, Series B or Series C Preferred Stock.

                 (g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive Additional Shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A, Series B and Series C Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

                 (h) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A, Series B or Series C Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                 (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B and Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B and Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B and Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles.

                 (j) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A, Series B or Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A, Series B or Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

                 (k) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A, Series B and Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                 (l) Adjustments. In case of any reorganization or any reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation or corporations in a transaction not covered by Section 6 below, or the conveyance of all or substantially all of the assets of the Corporation to another corporation in a transaction not covered by
         Section 6 below, each share of Series A, Series B and Series C Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A, Series B and Series C Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such Series A, Series B and Series C Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Series A, Series B and Series C Preferred Stock.

         6.      Merger, Consolidation.

                 (a) Special Definitions. For purposes of this Section 6, the following definitions shall apply:

                          (i) "Triggering Event" shall mean any of the following:

                                  (A)      a consolidation or merger of the
         Corporation with or into any other corporation, or any other entity or person, other than a wholly-owned subsidiary,

                                  (B)      any corporate reorganization in
         which the Corporation shall not be the continuing or surviving entity of such reorganization,

                                  (C)      a sale of all or substantially all
         of the assets of the Corporation, or

                                  (D)      any transaction approved by the
         Corporation in which more than fifty percent (50%) of the outstanding stock of the Corporation (on an as converted basis) is exchanged in any three (3) month period.

                          (ii) "Acquisition Price" shall mean the total fair market value (as determined in good faith by the Board of Directors; provided, however, that for purposes of determining whether the Acquisition Price per share is less than $5.00 in accordance with subparagraph (b) below, no value shall be assigned to any future contingent payments that may be payable in respect of a Triggering Event) of all securities, cash and other property payable to the Corporation or its shareholders in respect of a Triggering Event.

                 (b) Payments Upon Occurrence of a Triggering Event. At any time, upon the occurrence of a Triggering Event, the Acquisition Price shall be distributed among the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Common Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then held by them; provided, that if the aggregate Acquisition Price divided by the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock then outstanding (as presently constituted and treating the Series A, Series B and Series C Preferred Stock as-if-converted) is less than $4.00, the Acquisition Price shall be distributed among the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Common Stock as follows:

                          (i) the holders of the Series A, Series B and Series C Preferred Stock shall be entitled to receive, prior and in preference to any payments to the holders of Common Stock, a portion of the Acquisition Price equal to $0.6666667 per share of Series A Preferred Stock, $1.50 per share of Series B Preferred Stock and $2.50 per share of Series C Preferred Stock. If in any such event, the Acquisition Price shall be insufficient to permit the payment to such shareholders of their full preferential amounts specified in this
         Section 6(b)(i), then the Acquisition Price shall be distributed ratably among the holders of Series A, Series B and Series C Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to this Section 6(b)(i);

                          (ii) after the payment or the setting apart for payment to the holders of the Series A, Series B and Series C Preferred Stock of the preferential amounts payable to them pursuant to Section 6(b)(i), the holders of Common Stock shall be entitled to receive a portion of the Acquisition Price equal to $0.6666667 per share. If, in any such event the portion of the Acquisition Price to be distributed among the holders of Common Stock shall be insufficient to permit the payment to such shareholders of the full amounts specified in this Section 6(b)(ii), the portion of the Acquisition Price available for payment to the holders of Common Stock hereunder shall be divided among the holders of Common Stock in proportion to the number of shares of Common Stock then held by each of them; and

                          (iii) after the payment to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock of the full amounts provided for in Sections 6(b)(i) and (ii), any portion of the Acquisition Price remaining shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they have the right to acquire upon conversion of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then held by them.

         7. Amendment. Any term relating to the Series A, Series B or Series C Preferred Stock may be amended and the observance of any term relating to the Series A, Series B or Series C Preferred Stock may be waived (either generally or in a particular instance) only with the vote or written consent of holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of each such Series. Any amendment or waiver so effected shall be binding upon the Corporation and any holder of Series A, Series B or Series C Preferred Stock.

         8. Restrictions and Limitations. Except as otherwise required by law, so long as any shares of Series A, Series B or Series C Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of each such series:

                          (i) Purchase, redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any of the Common Stock of the Corporation, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors, officers, consultants or employees of the Corporation or any subsidiary pursuant to agreements approved by the Corporation's Board of Directors under which the Corporation has a right of first refusal with respect to such shares or the option to repurchase such shares upon the occurrence of certain events, including termination of employment or services, or

                          (ii) Effect any sale or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries, or

                          (iii) Effect any reclassification, recapitalization or other change with respect to any outstanding shares of stock which results in the issuance of shares of stock having any preference or priority as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, superior to, or on a parity with, any such preference or priority of the Series A, Series B or Series C Preferred Stock, or

                          (iv)    Increase or decrease (other than by
         redemption or conversion) the total number of authorized shares of Preferred Stock of the Corporation or the total numbers of such shares of Preferred Stock designated as Series A, Series B or Series C Preferred Stock, or

                          (v) Authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Series A, Series B or Series C Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to or on a parity with the Series A, Series B or Series C Preferred Stock.

         9. No Reissuance of Series A, Series B or Series C Preferred Stock. No share or shares of Series A, Series B or Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of Preferred Stock.


                                   ARTICLE 5

                 (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board of Directors.

                 (b) Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.

                 (c) Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that if the Corporation has cumulative voting and less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board of Directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part. Whenever the holders of any class or series are entitled to elect one or more directors by the Certificate of Incorporation, this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.


                                   ARTICLE 6

                 A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article 6 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                 The Corporation may, to the fullest extent permitted by
         Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.


                                   ARTICLE 7

                 In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.


                                   ARTICLE 8

                 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."


         4. The foregoing Restated Certificate of Incorporation has been approved by the stockholders of the Corporation by written consent and the Corporation has provided written notice of the action in accordance with
Section 228 of the General Corporation Law of the State of Delaware.

         5. The foregoing Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by David S. Silver, its President, and attested by Ronald J. Fikert, its Secretary, this 18th day of January, 1996.



                                        By: /s/  DAVID S. SILVER
                                            ----------------------------------
                                                 David S. Silver,
                                                 President

ATTEST:



By: /s/  RONALD J. FIKERT
   ----------------------------------
         Ronald J. Fikert,
         Secretary